Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-19179, 333-35393, 33-42907, 333‑174560, 333-17561) on Form S-8 and Form S-3D of our reports dated June 25, 2021, with respect to the consolidated financial statements of Casey's General Stores, Inc. and the effectiveness of internal control over financial reporting.
                                    /s/ KPMG LLP

Des Moines, Iowa
June 25, 2021